Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the use in the Registration Statement on Form S-8 of Wells Fargo & Company, related to the Wells Fargo & Company Special Deferral Plan for Select Employees and Wells Fargo & Company Special Award Plan, of our report dated February 25, 2011, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated February 25, 2011 with respect to the effectiveness of internal control over financial reporting as of December 31, 2010, which reports are incorporated herein by reference. Our report on the aforementioned financial statements, dated February 25, 2011, refers to the Company’s adoption of a new accounting standard, effective January 1, 2010, related to its involvement with variable interest entities and the Company’s change in its method of evaluating other than temporary impairment for debt securities in 2009 and certain investment securities in 2008.

/s/ KPMG LLP

San Francisco, California
August 12, 2011